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EXHIBIT 10.65


                         EXECUTIVE EMPLOYMENT AGREEMENT


           THIS AGREEMENT is made as of March 1, 2000, by and between Glamis Gold Ltd. (hereinafter referred to as the "Company") and Cheryl S. Maher (hereinafter referred to as the "Executive", with the Company and the Executive hereinafter collectively referred to as the "Parties").

           WHEREAS the Company wishes to retain the services of the Executive and the Executive wishes to be retained by the Company on the terms and conditions specified herein;

           WHEREAS the Executive has worked for the Company or one or more of its affiliates since March 1, 1999;

           WHEREAS the Company and the Executive desire to enter into a written agreement which contains the agreed-upon terms and conditions of employment;

           NOW THEREFORE for the good and valuable consideration of the mutual covenants and agreements hereinafter contained, the Parties mutually covenant and agree as follows:

1.         EMPLOYMENT

           1.1 Position. The Company hereby agrees to employ the Executive in the position of Vice President, Finance, Chief Financial Officer and Treasurer ("Vice President"), and the Executive hereby accepts such employment.

           1.2 Services. The Executive shall serve the Company in the capacity of Vice President to perform such duties and exercise such powers as may be reasonably required of her or be vested in her by the Senior Vice President Administration, including but not limited to those duties described in Exhibit A attached hereto and made a part hereof (the "Services"). During her employment hereunder, the Executive shall devote her full time and attention and exert her best efforts, knowledge, skill and energy to her employment hereunder and will not, without the prior written consent of the Company, assume other employment or engage in any other business.

2.         TERM

           The term of the Executive's employment pursuant to this Agreement shall commence on the date hereof and shall continue on a month-to-month basis until terminated pursuant to the provisions of this Agreement.


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3.         COMPENSATION

           3.1 Base Salary. During the term of her employment, the Executive shall receive an annual base salary of not less than U.S. $135,000 (less required statutory and other deductions authorized by the Executive), which base salary shall be paid in accordance with the Company's normal payroll practices. The Executive's base salary shall be reviewed by the Senior Vice President Administration on an annual basis thereafter.

        3.2 Bonus. If the Company determines to establish a bonus plan for any of its employees, the Executive shall be entitled to participate in such bonus plan in accordance with its terms.

3.3 Share Purchase Options. The Parties recognize the existing grant to the Executive of share purchase options for 40,000 common shares of the Company, and a supplemental grant concurrent with the execution of this Agreement of 60,000 share purchase options, for a total grant of 100,000 share purchase options (the "Shares"), under the Company's Amended Share Purchase Option Plan dated as of September 30, 1995 (the "Plan"). The Executive acknowledges that the second grant of 60,000 share purchase options have been priced as of February 29, 2000 but will not be exercisable until approval by the shareholders of revisions to the Plan at the annual shareholders meeting on May 3, 2000. Upon the full exercise of the existing share purchase options, the Executive will, subject to the then prevailing policies and practices of the Company's Compensation Committee, be granted another share purchase option in respect of not less than 100,000 Shares.

4.         BENEFITS AND VACATION

           4.1 Benefits. While employed by the Company, the Company shall make available to the Executive the benefits under the Company's employee benefits programs which, in its sole discretion, it makes available to other employees of the Company from time to time. These benefits include, without limitation, participation in the Glamis Gold, Inc. Profit Sharing and Retirement Plan and the Glamis Gold, Inc. Group Insurance Benefits Plan.

           4.2 Vacation. While employed by the Company, the Executive shall be entitled to three weeks' vacation per year, to be scheduled at the mutual convenience of the parties; provided however, that the Executive will forfeit, without compensation, her right to any part of such vacation entitlement not used in a calendar year. The Executive shall be entitled to the regular holiday schedule recognized by the Company location at which she works.

5.         REIMBURSEMENT OF EXPENSES

           The Executive shall be reimbursed for all expenses incurred by her in compliance with Company policies, as may be modified from time to time.

6.         OFFICER OF THE COMPANY

           So long as the Senior Vice President Administration, in his sole discretion, shall desire, the Executive shall serve as an officer of the or member of the board of directors of any subsidiary or affiliate of the Company, without any additional remuneration to the Executive.


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7.         TERMINATION

           The following will govern termination of Executive's employment with the Company:

           7.1 Voluntary Termination. The Executive may voluntarily terminate her employment at any time upon delivery to the Company of a notice to terminate the Services on a day not less than 60 days after delivery of the notice. In such case, the Services will terminate at the expiration of such 60-day or longer period.

           7.2 Termination by Company. The Company may terminate the Services without notice and without any payment in lieu of notice if:

                     (a) The Executive willfully refuses to perform the Services hereunder;

                     (b) The Executive materially breaches Paragraph 8 or Paragraph 9 of this Agreement;

                     (c) The Executive engages in acts of dishonesty or fraud in connection with her services hereunder; or

                     (d) The Executive engages in other serious misconduct of such a nature that the continued employment of the Executive may reasonably be expected to adversely affect the business or properties of the Company;

provided that, if the Company determines that a reason constituting cause for termination under clauses (a), (b) or (d) has occurred, it shall give the Executive written notice thereof at least 14 days prior to the proposed date of termination of employment. If the Executive shall take the necessary steps to remedy the condition constituting cause within 10 days after the receipt of such notice, then a reason for termination for cause shall be deemed not to have occurred. If the Executive shall not remedy the condition constituting cause within such time period to the reasonable satisfaction of the Company, then termination shall occur on the date set forth in the notice from the Company.

           7.3 Termination for Cause. In addition to those matters referred to in section 7.2, the Company may, at its sole option, terminate the Services for Cause by providing three months' written notice to the Executive or a payment in lieu of such notice. In such case, any outstanding share purchase options held by the Executive shall expire on the 30th day following the effective date of termination. As used in this section 7.3, "Cause" shall mean a good faith determination by the Company that (a) the Executive has failed to perform his duties in a satisfactory manner, (b) the Executive has been advised of the deficiencies in his performance and has been unwilling or unable to correct the deficiencies within a reasonable time and (c) the deficient performance of the Executive has had or, if allowed to continue, can be reasonably expected to have, a material adverse effect on the business of the Company.

           7.4 Involuntary Termination. The Services may be terminated by reason of Involuntary Termination. "Involuntary Termination" means:


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                     (a) The termination of the Executive's employment by the
Company, except pursuant to sections 7.2 or 7.3 (it being the intent and understanding of the Parties that the Company may terminate the Executive's employment other than for the reasons specified in sections 7.2 and 7.3 at any time and for any reason, in which case Executive shall be entitled to severance as provided herein); or

                     (b) Resignation from employment by the Executive, at his sole discretion, following a Change of Control, provided that the resignation occurs within twelve (12) months from the Change of Control.

           7.5 Severance. If the Executive's employment with the Company shall terminate by reason of an Involuntary Termination, the Executive shall be entitled to payment (within 14 days of the effective date of termination) of severance pay and benefits as follows:

                7.5.1 Severance Pay. The Company shall pay to the Executive a lump sum amount equal to the Executive's annual base salary.

                7.5.2 Benefits. The Company must, at the election of the Executive made within ten days after the Termination Date, either:

                     (a) pay to the Executive a lump sum amount equal to the aggregate cost to the Executive (without discount or present valuation and grossed-up to account for income taxes payable by the Executive) of all employee benefits then payable to or for the benefit of the Executive over the 12 month period following the termination; or

                     (b) continue to make the contributions necessary to maintain the Executive's coverage pursuant to the then-existing employee benefit plans until the earlier of (i) the end of 12 months following the effective date of termination of the Services, or (ii) the month after the Executive obtains comparable replacement benefits at any alternative employment.

                7.5.3 Incentive or Bonus. The Company will pay to the Executive the amount of bonus or incentive pay, if any, paid to the Executive in the year prior to the year of termination, prorated in proportion to the number of months in the year before the termination and increased by a percentage equal to the percentage increase in any such bonus over the preceding year.

                7.5.4 Outplacement Assistance. Professional executive outplacement services will be provided to the Executive at the Company's expense. The cost of such services will not exceed 10% of the Executive's annual base salary.

                7.5.5 Share Purchase Options. All share purchase options held by the Executive at the time of any Involuntary Termination shall expire at the later of (i) the expiration date of the options in accordance with the terms of their grant or (ii) 12 months following the effective date of termination.

           7.6 Termination by Reason of Permanent Disability. If, during the Executive's employment with the Company the Executive becomes Permanently Disabled, the Company shall have the right, on not less than three months' written notice to the Executive, or payment in


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lieu of such notice, to terminate the Executive's employment. In the event that the Executive's employment is terminated on account of permanent disability, the Executive shall continue to be eligible for long-term disability benefits in accordance with the provision of the long-term disability policy then in effect. With this exception, the Executive shall not be entitled to receive any further compensation or benefits pursuant to this Agreement other than those accrued to the date of the Executive's termination hereunder.

           As used herein, "Permanently Disabled" means that the Executive, by reason of illness, disease, mental or physical disability or similar cause as determined by a qualified medical practitioner mutually agreed to by the Executive and the Company ("Disability"), is permanently disabled so as to be unable to fulfil the Executive's duties, responsibilities and obligations hereunder and such Disability shall continue for any consecutive 180-day period or for any period of 180 days (whether or not consecutive) in any consecutive 12-month period.

           7.7 Termination by Reason of Death. In the event the Executive's employment with the Company is terminated by reason of the Executive's death, any portion of his fixed salary pursuant to section 3.1 which is earned but unpaid as of the date of death shall be paid to the Executive's designated beneficiary in the event of his death, or if none, to his then living spouse, or if none, to the duly appointed personal representative of his estate. The Executive's beneficiary, spouse or estate shall not be entitled to receive any further compensation or benefits pursuant to this Agreement other than those accrued to the date of the Executive's termination hereunder.

           7.8 Accrued Salary. In the event of any termination of the Executive's employment hereunder, any portion of his fixed salary pursuant to section 3.1 which is earned but unpaid as of the date termination for any reason shall be paid to the Executive, along with payment for any vacation benefits then accrued but unused, subject to withholding for statutory deductions.

           7.9 Share Purchase Options. Except as provided in sections 7.3 and
7.5.5 above, the time for expiration of all share purchase options held by the Executive at the time of any termination of the Executive's employment shall be governed by the terms of the Glamis Gold Ltd. Amended Share Purchase Option Plan dated as of September 30, 1999, including any amendments or modifications thereof, or any successor plan that may be adopted by the Board of Directors of the Company.

8.         RESTRICTIVE COVENANT

           During the Executive's employment with the Company and for a period of two years following the termination of the Executive's employment with the Company for any reason, including termination occasioned by the expiration of this Agreement, the Executive shall not interfere with the relationship between the Company and any of its employees, agents, representatives or parties with whom it does business.

9.         NON-DISCLOSURE OF CONFIDENTIAL INFORMATION

           9.1 Confidentiality. The Executive acknowledges that the Company may disclose certain confidential information to the Executive during the term of this Agreement to enable her to perform her duties hereunder. The Executive hereby covenants and agrees that she will not,


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without the prior consent of the Company, during the term of this Agreement or at any time thereafter, disclose or permit to be disclosed to any third party by any method whatsoever any of the confidential information of the Company. For purposes of this Agreement, "confidential information" shall include, but not be limited to, any scientific or technical information, design, process, procedure, formula, confidential business or financial information, records, data, ideas, processes, patents, models, research, or personnel information.

           9.2 Legal Process Exception. The foregoing section shall not be applicable if and to the extent Executive is required to testify in a judicial or regulatory proceeding pursuant to an order of a judge or administrative law judge issued after Executive and her legal counsel urge that the aforementioned confidentiality be preserved.

           9.3 Intellectual Property. The Executive agrees promptly to reduce to writing to disclose and assign, and hereby does assign, to the Company, its parent, subsidiaries, successors, assigns and nominees, all inventions, discoveries, improvements, copyrightable material, trademarks, programs, computer software and ideas concerning the same, capable of use in connection with the business of the Company, which Executive may make or conceive, either solely or jointly with others, during the period of her employment by the Company, its parent, subsidiaries or successors.

           9.4 Patents, Trademarks, etc. The Executive agrees, without charge to the Company and at the Company's expense, to execute, acknowledge and deliver to the Company all such papers, including applications for patents, application soft copyright and trademark registrations, and assignments thereof, as may be necessary, and at all times to assist the Company, its parent, subsidiaries, successors, assigns and nominees in every proper way to patent or register said programs, computer software, ideas, inventions, discoveries, improvements, copyrightable material or trademarks in any and all countries and to vest title thereto in the Company, its parent, subsidiaries, successors, assigns or nominees.

           9.5 Covenants. The covenants set forth in this section 9, which are made by the Executive are in consideration of the employment, or continuing employment of, and the compensation paid to, the Executive during her employment by the Company. The foregoing covenants will not prohibit Executive from disclosing confidential or other information to other employees of the Company or third parties to the extent that such disclosure is necessary to the performance of her duties under this Agreement.

10.        ADDITIONAL REMEDIES

           The Executive recognizes that irreparable injury will result to the Company and to its business and properties in the event of any breach by the Executive of any of the provisions of sections 8 and 9 of this Agreement or either of them, and that the Executive's continued employment is predicated on the commitments undertaken by her pursuant to said paragraphs. In the event of any breach of any of the Executive's commitments pursuant to sections 8 and 9 or either of them, the Company shall be entitled, in addition to any other remedies and damages available, to injunctive relief to restrain the violation of such commitments by the Executive or by any person or persons acting for or with the Executive in any capacity whatsoever.

11.        NON-ASSIGNMENT


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           This Agreement is personal to Executive and shall not be assigned by her. Executive shall not hypothecate, delegate, encumber, alienate, transfer or otherwise dispose of his rights and duties hereunder. The Company may assign this Agreement without Executive's consent to any other entity which, in connection with such assignment, acquires all or substantially all of the Company's assets or into or with which the Company is merged or consolidated.

12.        WAIVER

           The waiver by the Company of a breach by Executive of any provision of this Agreement shall not be construed as a waiver of any subsequent breach by Executive.

13.        ARBITRATION

           Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, except a claimed violation of sections 8 and 9, shall be settled by arbitration in accordance with Title 9 of the U.S. Code and the Employment Dispute Resolution Rules of the American Arbitration Association in Reno, Nevada, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. All statutes of limitations, which would otherwise be applicable, shall apply to any arbitration proceeding pursuant to this paragraph. All reasonable legal costs of the Executive relative to the arbitration proceedings shall be paid by the Company.

14.        BENEFIT

           The provisions of this Agreement shall inure to the benefit of the Company, its successors and assigns, and shall be binding upon the Company and Executive, its and her heirs, personal representatives and successors, including without limitation Executive's estate and the executors, administrators, or trustees of such estate.

15.        RELEVANT LAW

           This Agreement shall be construed and enforced in accordance with the laws of the State of Nevada.

16.        NOTICES

           All notices, requests, demands and other communications in connection with this Agreement shall be made in writing and shall be deemed to have been given when delivered by hand or 72 hours after mailing at any general or branch United States Post Office, by registered or certified mail, postage prepaid, addressed as follows, or to such other address as shall have been designated in writing by the addressee:

           (a)       If to the Company:

                     5109 Neil Road, Suite 310
                     Reno, Nevada 89502

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           (b)       If to the Executive:

                     c/o Glamis Gold Ltd.
                     5190 Neil Road, Suite 310
                     Reno, Nevada 89502

17.        ENTIRE AGREEMENT

           The parties hereto agree that this Agreement contains the whole agreement and understanding of the parties and supersedes and replaces all oral or written contracts or representations, and that this Agreement cannot be amended, modified or supplemented in any respect except by subsequent written agreement signed by both parties hereto.

18.        FURTHER ASSURANCES

           The parties hereto shall do such things and sign such documents as may be necessary and desirable to give full effect and force to this Agreement.

19.        MISCELLANEOUS

           The Company shall withhold from any amounts payable under this Agreement such taxes and other amounts as may be required to be withheld pursuant to any applicable law or regulation.

           The Executive hereby acknowledges receipt of a copy of this Agreement duly signed by the Company.

           The Executive agrees that after any termination of his employment, she will tender her resignation from any position she may hold as an officer or director of the Company or any of its affiliated or associated companies.

20.        DEFINITIONS

           For the purposes of this Agreement,

           20.1 "Change of Control" shall mean any of:

                     (a) a sale, transfer or other disposition of all or substantially all of the property or assets of the Company other than to an affiliate, within the meaning of Rule 405 of Regulation C adopted under the Securities Act of 1933 (Federal).

                     (b) a merger or consolidation of the Company in which Glamis Gold Ltd. is not the surviving entity in control of the merged company; or

                     (c) any change in the holding, direct or indirect of shares in the capital of the Company as a result of which a person, or a group of persons or persons acting jointly or in


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concert, or persons associated or affiliated with any such person or group within the meaning of section 13(d)(3) of the Securities Exchange Act of 1934 (Federal) are in a position to exercise effective control of the Company, provided that for the purposes of this Agreement a person or group of persons holding shares and/or other securities in excess of the number which, directly or following conversion thereof, would entitle the holders thereof to cast more than 30% of the votes attaching to all shares in the capital of the Company which may be cast to elect directors of the Company shall be deemed to be in a position to exercise effective control of the Company, and further provided that at the time of such acquisition, no other person or group of persons shall hold securities entitled to more than 30% of such votes.



           IN WITNESS WHEREOF the Parties have executed this Agreement on the day and year first above written.



GLAMIS GOLD LTD.                                    EXECUTIVE


By:
    -------------------------------          -----------------------------------
Name: C. Kevin McArthur                      Cheryl S. Maher
Title: President and CEO
                                             -----------------------------------
                                             Social Security Number


By:                                          I hereby designate
    -------------------------------                             ----------------
Name: Charles A. Jeannes                     as Beneficiary pursuant to Section
Title: Senior VP Administration              7.7 of this Agreement

                                             -----------------------------------
                                             Cheryl S. Maher